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                                                                  Exhibit (r)(2)


                                  CONFIDENTIAL

                                 CODE OF ETHICS

                       RAMPART INVESTMENT MANAGEMENT, INC.

Effective:  September 1, 2004

                                TABLE OF CONTENTS

Governing Principles                        P  2

Policy on Personal Securities Transactions  P  5

Code of Conduct for All Employees           P 12

General Provisions                          P 14

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                              GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Rampart Investment Management Co., Inc. and our Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

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                                   DEFINITIONS

      COMPANY refers to Rampart Investment Management Co., Inc. (RIMCO).

      CLIENT is any person or entity, including a Sub-advised Fund, for which RIMCO provides investment advisory services.

      ACCESS PERSON is each of the following:

         (1) an employee of RIMCO who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, member of the trading department, and most administrative personnel in the investment department);

         (2) a natural person in a control relationship to RIMCO who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Securities by the Client; and

         (3) a director or officer of RIMCO who, in the ordinary course of business, makes, participates in, obtains or, in RIMCO `s judgment, is able to obtain information regarding, the purchase or sale of Securities by a Client, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Client regarding the purchase or sale of Securities.

      INVESTMENT PROFESSIONAL is each of the following:

         (1) an employee of RIMCO, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Client.

         (2) a natural person who controls RIMCO and who obtains information concerning recommendations made to a Client with regard to the purchase or sale of securities by the Client.

      Every Investment Professional is also an Access Person.

      IMMEDIATE FAMILY of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

      SECURITIES means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options,

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or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, BUT DO NOT INCLUDE shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     INITIAL PUBLIC OFFERING means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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                                    POLICY ON
                        PERSONAL SECURITIES TRANSACTIONS

A.   APPLICABILITY OF THE POLICY

      WHO IS COVERED. A part of this Policy applies to all Company employees. Other parts apply only to Access Persons or to Investment Professionals.

      This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

      WHAT ACCOUNTS ARE COVERED. This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Chief Compliance Officer determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

B.   RULES APPLICABLE TO ALL EMPLOYEES

      REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See "Applicability of the Policy," above. The procedure for obtaining pre-clearance is explained in Procedures for Policy on Personal Securities Transactions ("Procedures").

      1. PRE-CLEARANCE: EXCHANGED-LISTED, CLOSED-END FUNDS. You must pre-clear all purchases and sales of shares of exchange-listed, closed-end Funds.

      2. REPORTING REQUIREMENTS. You must ensure that the broker-dealer you use sends to the Chief Compliance Officer (CCO) copies of confirmations of all purchases and sales of exchange-listed, closed-end Funds that you were required to pre-clear. If you are an Access Person required to file reports of personal Securities transactions, these purchases and sales must be included.

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      3. PROHIBITED TRANSACTIONS: You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the Security or its issuer.

C.   RULES APPLICABLE TO ACCESS PERSONS

      If you are an Access Person, you are subject to the following rules, in addition to the "Rules Applicable to All Employees".

      REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See "Applicability of the Policy".

      PRE-CLEARANCE: ALL SECURITIES. You must pre-clear all purchases and sales of Securities, except that you do NOT have to pre-clear: ---

         1. a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

         2. a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

         3.    a BONA FIDE gift of Securities that you make or receive;

         4. an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment; or

         5. a transaction pursuant to a tender offer that is applicable PRO RATA to all stockholders.

      The exemptions from pre-clearance above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Chief Compliance Officer (CCO) may suspend your use of the exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

      You will not receive pre-clearance of a transaction for any Security on a day during which there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security. Remember that the term "Security" is broadly defined. For

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example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given.

      PROHIBITED AND RESTRICTED TRANSACTIONS. The following transactions are either prohibited without prior approval, or are discouraged, as indicated.

      a. INITIAL PUBLIC OFFERINGS. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Chief Compliance Officer (CCO) for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank's conversion from mutual or cooperative form to stock form, or the insurance company's conversion from mutual to stock form. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

      b. LIMITED OFFERINGS. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Chief Compliance Officer. A Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security. Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

      c. SHORT SALES. You may not sell short any Security, except that you may
(i) sell short a Security if you own at least the same amount of the Security you sell short (selling short "against the box") and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.

      d. NAKED OPTIONS. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

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      e. SHORT-TERM TRADING. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

      INVESTMENT CLUBS. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club. If you are a member of an investment club on September 1, 2004 you may either (i) resign from the club by January 31, 2005, and until then you may not influence or control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to EVERY Securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

      REPORTING REQUIREMENTS. You are required to provide the following reports of your Security holdings and transactions to the Chief Compliance Officer. REMEMBER THAT YOUR REPORTS ALSO RELATE TO MEMBERS OF YOUR IMMEDIATE FAMILY AND THE ACCOUNTS REFERRED TO "APPLICABILITY OF THE POLICY". Securities include not only publicly traded stocks and bonds, including shares of closed-end funds (including interval funds), but also stock in closely held corporations, partnership interests, and derivatives. Securities do NOT include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

      QUARTERLY TRANSACTION REPORT. Within ten (10) days after the end of each calendar quarter, you must submit to the Chief Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account.

      You do not have to submit a quarterly transaction report if copies of all of your transaction confirmations and account statements are provided to the Chief Compliance Officer for that quarter.

      INITIAL REPORT OF HOLDINGS. Within ten (10) days after you become an Access Person, you must submit to the Chief Compliance Officer a report of your holdings of Securities, including the title, number of shares and principal amount of each Security held at the time you became an Access Person. Your

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report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

      ANNUAL REPORT OF HOLDINGS. After January 1 and before January 20 of each year, you must submit to the Chief Compliance Officer a report of your holdings of Securities, current within thirty (30) days before the report is submitted, including the title, number of shares and principal amount of each Security. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

      CONFIRMATIONS OF TRANSACTIONS AND ACCOUNT STATEMENTS. You must ensure that each broker, dealer or bank with which you maintain an account send to the Chief Compliance Officer, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements.

      If you certify to the Chief Compliance Officer that he/she has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

D.   ADDITIONAL RULES APPLICABLE TO INVESTMENT PROFESSIONALS

      If you are an Investment Professional, you are subject to the following rules, in addition to the "Rules Applicable to Access Persons" section. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

      The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients' interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

      REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control.

      1. PROHIBITED TRANSACTIONS: ALL INVESTMENT PROFESSIONALS. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a Security in your personal account, or "front run" a Client.

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      2. PROHIBITED TRANSACTIONS: PORTFOLIO MANAGERS.

      a. PERSONAL TRADES IN SAME DIRECTION AS CLIENT. If you are a portfolio manager, you may not purchase any Security for your personal account until one day after you have purchased that Security for Client portfolios that you manage. You may not sell any Security for your personal account until one day after you have sold that Security for Client portfolios that you manage.

      b. PERSONAL TRADES IN OPPOSITE DIRECTION AS CLIENT: SEVEN-DAY BLACKOUT. If you are a portfolio manager, you may not sell any Security for your personal account until the eighth (8th) day after you have purchased that Security for Client portfolios that you manage. You may not purchase any Security for your personal account until the eighth (8th) day after you have sold that Security for Client portfolios that you manage.

      c. TRADING BEFORE A CLIENT. If you are a portfolio manager, before you place an order to purchase a Security for a Client, you must disclose to the Chief Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client's account the difference between your and the Client's purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the Chief Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may or may not be required to pay to the Client's account the difference between your and the Client's sales price for the Security, if your price was higher.

  Because your responsibility is to put your Client's interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

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                       RULES OF CONDUCT FOR ALL EMPLOYEES

These Rules apply to every employee of a Company.

      1. LAWS AND REGULATIONS. You are expected to comply with all applicable laws and regulations, including the Code of Ethics and policies of each Company that employs you. These include, without limitation, tax and securities laws.

      2. CONFLICTS OF INTEREST. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.

      3. GIFTS, ETC. You must not seek or accept any gift, favor, preferential treatment, or special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client. You must report any such receipt or offer of an item prohibited by this rule to the Chief Compliance Officer. "Material Value" does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100. "Material Value" includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Boston, unless approved in advance by a member of the RIMCO Executive Committee as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the Chief Compliance Officer.

      If you are an employee of RSI, you are also subject to the rules of the National Association of Securities Dealers, Inc. Please check with the Chief Compliance Officer of RSI if you have any questions about those rules.

      4. POLITICAL CONTRIBUTIONS. You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

      5. IMPROPER PAYMENTS. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company's business.

      6. CONFIDENTIAL INFORMATION. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets or proprietary or confidential information unless you have been authorized to do so. You must keep

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confidential, and not discuss with anyone other than Access Persons with a valid business purpose, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

      7. OUTSIDE DIRECTORSHIPS, ETC. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the President of RIMCO, except that you may serve any charitable or non-profit organization without such approval.

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                               GENERAL PROVISIONS

      1. MAINTENANCE OF LIST OF ACCESS PERSONS AND INVESTMENT PROFESSIONALS:
NOTIFICATION. The Chief Compliance Officer shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

      2. REVIEW OF SECURITIES REPORTS. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Chief Compliance Officer, will be reviewed in accordance with the attached Procedures.

      3. ANNUAL CERTIFICATION BY EMPLOYEES. Each employee of a Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

      4. RECORDKEEPING REQUIREMENTS. Each Company shall maintain the following records at its principal place of business and make these records available to the Securities and Exchange Commission ("Commission") or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

         (1) copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;

         (2) a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

         (3) copies of each report, including transaction confirmations and other information to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

         (4) a record of all persons, currently or within the past five years, who are or were required to make reports and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place.

      5. CONFIDENTIALITY. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of RIMCO, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

      6. INTERPRETATIONS. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Compliance Officer.

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      7. VIOLATIONS AND SANCTIONS. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the Executive Committee of RIMCO.

     In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

                                       END

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